SCHEDULE 14(A) - INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14(a)-12



                            C&F FINANCIAL CORPORATION
                (Name of Registrant as Specified in its Charter)

        (Name of Person Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):


[X ]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

           1) Title of each class of securities to which transaction applies:

           2) Aggregate number of securities to which transaction applies:

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

           4) Proposed maximum aggregate value of transaction:

           5) Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)  Amount Previously Paid:

           2)  Form, Schedule or Registration No.:

           3)  Filing Party:

           4)  Date Filed:

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[LOGO]



                                                      C&F Financial Corporation
                                                      Eighth and Main Streets
                                                      P.O. Box 391
                                                      West Point, Virginia 23181


Dear Fellow Shareholders:

           You are cordially invited to attend the 1999 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank. The meeting will be held on Tuesday, April 20, 1999, at 3:30 p.m. at the Father van den Boogaard Center, 3510 King William Avenue, West Point, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

           PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. The proxy may be revoked at any time before it is voted at the Annual Meeting.

           We appreciate your continuing loyalty and support of Citizens and Farmers Bank and C&F Financial Corporation.

                                             Sincerely,




                                             /s/ LARRY G. DILLON
                                             -----------------------------------
                                             Larry G. Dillon
                                             PRESIDENT & CHIEF EXECUTIVE OFFICER




West Point, Virginia
March 15, 1999

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

                            C&F FINANCIAL CORPORATION
                             Eighth and Main Streets
                                  P.O. Box 391
                           West Point, Virginia 23181


        -----------------------------------------------------------------

                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
        -----------------------------------------------------------------


                            TO BE HELD APRIL 20, 1999


              The 1999 Annual Meeting of Shareholders of C&F Financial Corporation (the "Company") will be held at the Father van den Boogaard Center, 3510 King William Avenue, West Point, Virginia, on Tuesday, April 20, 1999, at 3:30 p.m. for the following purposes:

              1. To elect two Class III directors to the board of Directors of the Company to serve until the 2002 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this notice.

              2. To approve the Company's Amended and Restated 1998 Non-Employee Director Stock Compensation Plan, the material terms of which are described in the Proxy Statement accompanying this notice.

              3. To ratify the Board of Directors' appointment of Yount, Hyde & Barbour, P.C., as the Company's independent public accountants for 1999.

              4. To transact such other business as may properly come before the meeting or any adjournment thereof.

              Shareholders of record at the close of business on February 22, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                              By Order of the Board of Directors



                                              /s/ Gari B. Sullivan
                                              --------------------------------
                                              Gari B. Sullivan
                                              SECRETARY


March 15, 1999


IMPORTANT NOTICE

              PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.

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

                            C&F FINANCIAL CORPORATION
                             EIGHTH AND MAIN STREETS
                                  P.O. BOX 391
                           WEST POINT, VIRGINIA 23181


                                 PROXY STATEMENT
                       1999 ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 20, 1999


                                     GENERAL

              The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 1999 Annual Meeting of the Shareholders (the "Annual Meeting") of C&F Financial Corporation (the "Company") to be held Tuesday, April 20, 1999, at 3:30 p.m. at the Father van den Boogaard Center, 3510 King William Avenue, West Point, Virginia. The approximate mailing date of this Proxy Statement and accompanying proxy is March 15, 1999.


REVOCATION AND VOTING OF PROXIES

              Execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to such proposals, the proxy will be voted FOR proposals 1, 2 and 3, as set forth in the accompanying notice and further described herein.


VOTING RIGHTS OF SHAREHOLDERS

              Only those shareholders of record at the close of business on February 22, 1999 are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting is 3,866,888. The Company has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of Company common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

              With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. The approval of the Company's Amended and Restated 1998 Non-Employee Director Stock Compensation Plan and the ratification of Yount, Hyde & Barbour, P.C. as the Company's independent public accountants require the affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining whether such proposals have been approved and therefore have no effect.

SOLICITATIONS OF PROXIES

              The cost of solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Company and Citizens and Farmers Bank (the "Bank") may make solicitations of proxies by telephone, telegram, special letter, or by special call, acting without compensation other than regular compensation. It is contemplated that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.


PRINCIPAL HOLDERS OF CAPITAL STOCK

              The following table shows the share ownership as of February 22, 1999, of the shareholders known to the Company to be the beneficial owners of more than 5% of the Company's common stock, par value $1.00 per share, which are the only voting securities outstanding.

                                 AMOUNT AND NATURE
NAME AND ADDRESS                   OF BENEFICIAL                    PERCENT
OF BENEFICIAL OWNER                OWNERSHIP(1)                    OF CLASS
-------------------                -------------                   ---------

Sture G. Olsson                     285,648(2)                           7.4%
P.O. Box 311
West Point, VA  23181
-------------------------

(1) For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

(2) Includes 269,072 shares held in a trust of which Crestar Bank and Mr. Olsson are co-trustees.

              As of February 22, 1999, the directors and executive officers of the Company and its subsidiary Bank beneficially owned as a group 501,783 shares (or approximately 12.9%) of Company common stock (including shares for which they hold presently exercisable stock options).


                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

              The Company's Board is divided into three classes (I, II, and III) of directors. The term of office for Class III directors will expire at the Annual Meeting. Two persons named below, each of whom currently serves as a director of the Company, will be nominated to serve as Class III directors. If elected, the Class III nominees will serve until the 2002 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Company's Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Company's Board.

              Certain information concerning the nominees for election at the Annual Meeting as Class III directors is set forth below, as well as certain information about the other Class I and II directors, who will continue in office until the 2000 and 2001 Annual Meeting of Shareholders, respectively.

                                                                                                     NUMBER OF SHARES
                                                                   PRINCIPAL                        BENEFICIALLY OWNED
                                     SERVED                    OCCUPATION DURING                  AS OF FEBRUARY 22, 1999
NAME (AGE)                          SINCE(1)                    PAST FIVE YEARS                    (PERCENT OF CLASS)(2)
-----------------                   --------                   -----------------                  ----------------------
CLASS I DIRECTORS                   (SERVING UNTIL THE 2000 ANNUAL MEETING)

Larry G. Dillon (45)                1989                  Chairman, President and                         44,336(3)
                                                          Chief Executive Officer of the                  (1.1%)
                                                          Company and the Bank

James H. Hudson III (50)            1997                  Attorney-at-Law                                  1,893
                                                          Hudson & Bondurant, P.C.                               *

CLASS II DIRECTORS                  (SERVING UNTIL THE 2001 ANNUAL MEETING)

Sture G. Olsson (78)                1952                  Retired; previously Chairman of                285,648(4)
                                                          the Board, Chesapeake Corporation               (7.4%)

CLASS III DIRECTORS (NOMINEES) (SERVING UNTIL THE 2002 ANNUAL MEETING)

J. P. Causey Jr. (55)               1984                  Senior Vice President, Secretary &              34,788
                                                          General Counsel of Chesapeake                        *
                                                          Corporation

William E. O'Connell Jr. (61)       1994                  Chessie Professor of Business,                   2,000
                                                          The College of William and Mary                      *

All Directors and Executive                                                                               501,783
   Officers as a group (14 persons)                                                                        (12.9%)

--------------------
* Represents less than 1% of the total outstanding shares of the Company's common stock.

(1) Refers to the year in which the director was first elected to the Board of Directors of the Bank.
(2)      See footnote 1 of table above
         "Principal Holders of Capital Stock" for description of how beneficial ownership has been determined for purposes of this table.
(3) Includes16,602 shares as to which Mr. Dillon holds presently exercisable options. A description of such options is set forth below in greater detail in "Employee Benefit Plans - Incentive Stock Option Plan".
(4) Includes shares held by affiliated corporations, close relatives, children, and shares held jointly with spouses or as custodians or trustees for children, as follows: Mr. Olsson, see discussion above under "Principal Holders of Capital Stock".

         The Board of Directors of the Bank consists of the five members of the Company's Board listed above as well as P. L. Harrell, Joshua H. Lawson, Bryan
E. McKernon, Reginald H. Nelson IV, Paul C. Robinson, and Thomas B. Whitmore Jr.

         The Board of Directors is not aware of any family relationship between any director or person nominated by the Company to become director; nor is the Board of Directors aware of any involvement in legal proceedings which are material to any impairment of the ability or integrity of any director or person nominated to become a director. UNLESS AUTHORITY FOR THE NOMINEES IS WITHHELD, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTORS NOMINATED TO SERVE AS CLASS III DIRECTORS.

BOARD COMMITTEES AND ATTENDANCE

         During 1998, there were nine meetings of the Board of Directors of the Company and thirteen meetings of the Board of Directors of the Bank. With the exception of Mr. Olsson, each director attended at least 75% of all meetings of the boards and committees on which he served. The Board of Directors of the Company has a Capital Plan and Nominating Committee and the Board of Directors of the Bank has Executive, Compensation and Audit Committees.

         Members of the Capital Plan Committee are Messrs. Causey, Dillon, Hudson, and O'Connell. The Capital Plan Committee reviews capital related matters and submits proposals or recommendations to the Board of Directors. The Capital Plan Committee did not meet during 1998.

         Members of the Nominating Committee are Messrs. Causey, Dillon, Hudson, and O'Connell. The Nominating Committee reviews, on an as-needed basis, the qualifications of candidates for membership to the Board. The Nominating Committee met three times during 1998.

         Members of the Executive Committee are Messrs. Causey, Dillon, Hudson, O'Connell, and Olsson. The Executive Committee reviews various matters and submits proposals or recommendations to the Board of Directors. The Executive Committee met twice during 1998.

         Members of the Compensation Committee are Messrs. Causey, Harrell, Hudson, and Whitmore. The Compensation Committee recommends the level of compensation of each officer of the Bank, the granting of stock options and other employee remuneration plans to the Board of Directors. The Compensation Committee met three times during 1998.

         Members of the Audit Committee are Messrs. Causey, Lawson, and Robinson. The Audit Committee reviews and approves various audit functions including the year-end audit performed by the Company's independent public accountants. The Audit Committee met four times during 1998.


DIRECTORS' COMPENSATION

         Each of the directors of the Company is also a director of the Bank. Non-employee members of the Board of Directors of the Bank receive an annual retainer of $2,500, payable quarterly, with a base meeting fee of $300 per day for Company or Bank meetings and a fee of $100 for each secondary meeting of the Company, Bank, or any committees thereof held on the same day as a meeting for which the base meeting fee is paid.

         The Board of Directors of the Company has approved the Amended and Restated 1998 Non-Employee Directors Stock Compensation Plan subject to shareholder approval. See "Approval of Amended and Restated 1998 Non-Employee Director Stock Compensation Plan".


INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         As of December 31, 1998, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors, principal shareholders and their associates amounted to $3,604,920, or 9.8%, of total year-end capital. The maximum aggregate amount of such indebtedness during 1998 was $1,786,355, or 4.8%, of total year-end capital. These loans were made in the ordinary course of the Bank's business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than the normal risks of collectibility or present other unfavorable features. The Bank expects to have in the future similar banking transactions with officers, directors, principal shareholders and their associates.

         The firm of Thrift Insurance Corporation serves as the local agent for the Fidelity and Deposit Company of Maryland. Mr. Lawson, a director of the Bank, is the majority owner of Thrift Insurance Corporation. The

Bank maintains its various insurance policies including its blanket bond coverage, directors and officers liability coverage, and building and equipment coverage through Fidelity and Deposit Company of Maryland. All premiums are negotiated directly with representatives of Fidelity and Deposit Company of Maryland. During 1998, the Bank paid premiums totaling $202,919 to Thrift Insurance Corporation, as agent, for the insurance coverage maintained by the Bank ($75,061 of which represents an annualized portion of a three-year prepaid premium).

         During 1998, the Company and the Bank and its subsidiaries utilized the legal services of the law firm of Hudson and Bondurant, P.C., of which James H. Hudson, III is a partner. The amount of fees paid to Hudson and Bondurant, P.C. did not exceed 5% of the firm's gross revenue.

         The board of directors of the Company recently approved the repurchase of up to 250,000 shares of Company common stock in blocks of 10,000 shares or higher at a price of $20.00 per share or less. The Company believes it has agreements to buy 235,000 shares from six shareholders by March 12, 1999. Of those shares, 100,000 will be purchased from a trust of which Sture G. Olsson, a director of the Company, is co-trustee and 10,000 from Thomas B. Whitmore Jr., a director of the Bank. Sture G. Olsson was not present and did not discuss or vote on the repurchase. The shares to be purchased from the trust are subject to approval by the co-trustee and the court.

EXECUTIVE COMPENSATION

         SUMMARY OF CASH AND CERTAIN OTHER COMPENSATIONS. The following table shows the cash compensation paid to Mr. Dillon, President and Chief Executive Officer of the Company, and Brad E. Schwartz, Senior Vice President and Chief Operating Officer of the Company, during 1998, 1997, and 1996. During 1998, no other executive officer of the Company received compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                           ANNUAL COMPENSATION                     COMPENSATION
                           --------------------------------------------------      ------------                ALL
NAME AND                                                         OTHER ANNUAL                                 OTHER
PRINCIPAL POSITION         YEAR      SALARY      BONUS(1)       COMPENSATION(2)      OPTIONS(3)          COMPENSATION(4)
------------------         ----      ------      -----          ------------         -------             ------------
Larry G. Dillon            1998     $140,000     $50,000             -                3,500               $22,842
   President/Chief         1997      120,000      40,000             -                3,200                19,118
   Executive Officer       1996      102,500      20,000             -                3,200                17,126

Brad E. Schwartz           1998       84,000      18,000             -                2,500                12,727
   Senior Vice Pres./      1997       75,000      14,000             -                2,200                10,777
   Chief Operating         1996       70,000       8,000             -                2,200                10,509
         Officer

---------------

(1) All bonuses were paid under the Management Incentive Bonus Plan, which is described below in "Employee Benefit Plans".
(2) The amount of compensation in the form of perquisites or other personal benefits properly categorized in this column according to the disclosure rules adopted by the Commission did not exceed the lesser of either $50,000, or 10% of the total annual salary and bonus reported in each of the three years reported for Messrs. Dillon and Schwartz, and therefore, is not required to be reported.
(3)        1998 options were granted at an exercise price of $18.625 per share;
           1997 options were granted at an exercise price of $12.50 per share; 1996 options were granted at an exercise price of $9.38 per share.
(4)        $8,667, $6,966, and $11,711, were paid to Mr. Dillon and $5,044,
           $4,140 and $7,877 were paid to Mr. Schwartz under the Bank's Profit-Sharing Plan for 1998, 1997, and 1996, respectively. $5,454, $5,383, and $5,415, were paid to Mr. Dillon and $2,639, $2,631 and $2,632 were paid to Mr. Schwartz under the Bank's Split-Dollar Insurance Program for 1998, 1997, and 1996, respectively. $8,721 and $6,769 were paid to Mr. Dillon and $5,044 and $4,006 were paid to Mr. Schwartz under the Bank's 401(k) Plan for 1998 and 1997, respectively. All three plans are described below in "Employee Benefit Plans".

           STOCK OPTIONS AND SAR. The following table shows all grants of options to Messrs. Dillon and Schwartz in 1998:


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                               AT ASSUMED ANNUAL RATES
                                                                                             OF STOCK PRICE APPRECIATION
                                            INDIVIDUAL GRANTS                                      FOR OPTION TERM
                    -------------------------------------------------------------------      ---------------------------

                                          % OF TOTAL
                                        OPTIONS GRANTED     EXERCISE OR
                        OPTIONS         TO EMPLOYEES IN     BASE PRICE       EXPIRATION           5%           10%
NAME                GRANTED (#) (1)       FISCAL YEAR         ($/SH)            DATE              ($)          ($)
----                ---------------       -----------         ------            ----              ---          ---
Larry G. Dillon          3,500               10.0%            18.625          12/15/08          40,996        103,892
Brad E. Schwartz         2,500                7.2%            18.625          12/15/08          29,282         74,208

------------------

(1) Vesting is as follows: One-third by December 15, 1999; two-thirds by December 15, 2000; and 100% by December 15, 2001.


           OPTION/SAR EXERCISES AND HOLDINGS. The following table shows stock options exercised by Messrs. Dillon and Schwartz in 1998:

                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES

                                                                                                VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED              IN-THE-MONEY
                                                                      OPTIONS AT                     OPTIONS AT
                            SHARES                               DECEMBER 31, 1998 (#)          DECEMBER 31, 1998 ($)
                          ACQUIRED ON            VALUE               EXERCISABLE/                   EXERCISABLE/
NAME                     EXERCISE (#)        REALIZED ($)            UNEXERCISABLE                  UNEXERCISABLE
----                     ------------        ------------            -------------                  -------------
Larry G. Dillon              2,000              41,000                  16,602/                       152,181/
                                                                         6,698                         23,756
Brad E. Schwartz              --                  --                    12,202/                       111,350/
                                                                         4,698                         16,338

CHANGE IN CONTROL ARRANGEMENT

           The Company has entered into a "change in control agreement" with Mr. Dillon. The agreement provides certain payments to and benefits for Mr. Dillon in the event of a termination of his employment by the Company without "cause," or by Mr. Dillon for "good reason," during the period beginning on the occurrence of a "change in control" (as defined) of the Company and ending sixty-one days after the second anniversary of the change in control date. In such event, Mr. Dillon would be entitled (i) to receive in 12 consecutive quarterly installments, or in a lump sum, two and one-half times the sum of his highest aggregate annual base salary during the 24 month period preceding the change in control date and his highest aggregate annual bonus for the three fiscal years preceding the change in control date; (ii) for a period of three years following termination, to receive continuing health insurance, life insurance, split-dollar insurance, and similar benefits under the Company's welfare benefit plans and to have the three year period credited as service towards completion of any service requirement for retiree coverage under the Company's welfare benefit plans; and (iii) if Mr. Dillon requests within one year after his termination to have the Company acquire his residence for its appraised fair market value. During the term of the agreement following a change in control, Mr. Dillon may voluntarily terminate his employment and become entitled to these payments and benefits under certain circumstances. These circumstances include, but are not limited to, a material adverse change in his position, authority, or responsibilities, or a reduction in his rate of annual base salary, benefits (including incentives, bonuses, stock compensation, and retirement and welfare plan coverage), or other perquisites as in effect immediately prior to the change in control date.

           Payments and benefits provided under the agreement will be reduced, if and to the extent necessary, so that Mr. Dillon will not be subject to a federal excise tax on, and the Company will not be denied an income tax deduction on account of having made excess parachute payments.


EMPLOYEE BENEFIT PLANS

           MANAGEMENT INCENTIVE BONUS PLAN. The Bank adopted a Management Incentive Bonus Plan (the "Bonus Plan") effective January 1, 1987. The Bonus Plan is offered to selected members of management. The bonus is derived from a pool of funds determined by the Bank's total performance relative to (1) prescribed growth rates of assets and deposits, (2) return on average assets, and (3) absolute level of net income. Attainment, in whole or in part, of these goals dictates the amount set aside in the pool of funds. Evaluation of attainment and approval of the pool amount is done by the Board of Directors of the Bank. Payment of the bonus is based on individual performance and paid in cash as a percentage of the respective individual's base salary. Expense is accrued in the year of the specified bonus performance.

           Other than the Bonus Plan (above), the Incentive Stock Option Plan (detailed below), and the Split-Dollar Insurance Program (detailed below), there are no personal benefits provided to principal officers and directors which are not provided to all other full-time employees.

           PROFIT-SHARING/401(K) PLAN. The Bank maintains a Defined Contribution "Profit-Sharing" Plan sponsored by the Virginia Bankers Association. The plan was amended effective January 1, 1997, to include a 401(k) savings provision, which authorizes a maximum voluntary salary deferral of up to 15% of compensation (with a partial company match), subject to statutory limitations. The profit-sharing arrangement provides for an annual discretionary contribution to the account of each eligible employee based in part on the Bank's profitability for a given year, and on each participant's yearly earnings. All full-time employees who have attained the age of 18 and have at least three months of service are eligible to participate. Contributions and earnings may be invested in various investment vehicles offered through the Virginia Bankers Association. Contributions and earnings are tax-deferred. An employee is 40% vested after four years of service, 60% after five years, 80% after six years, and fully vested after seven years.

           RETIREMENT PLAN. The Bank has a Non-Contributory Defined Benefit Retirement Plan (the "Retirement Plan") covering substantially all employees who have reached the age of 21 and have been fully employed for at least one year. The Retirement Plan provides participants with retirement benefits related to salary and years of credited service. Employees become vested after five plan years of service, and the normal retirement date is the plan anniversary date nearest the employee's 65th birthday. The Retirement Plan does not cover directors who are not active officers. The amount expensed for the Retirement Plan during the year ended December 31, 1998, was $102,536.

           The following table shows the estimated annual retirement benefits payable to employees in the average annual salary and years of service classifications set forth below assuming retirement at the normal retirement age of 65.

CONSECUTIVE FIVE-YEAR                                          YEARS OF CREDITED SERVICE
   AVERAGE SALARY                  15               20                  25                 30               35
---------------------          ----------       ----------          ----------         ----------       ----------
    $   25,000                 $   4,688        $   6,250           $   7,813          $   8,750        $   9,688
        40,000                     8,490           11,320              14,150             15,980           17,810
        55,000                    12,990           17,320              21,650             24,605           27,560
        75,000                    18,990           25,320              31,650             36,105           40,560
       100,000                    26,490           35,320              44,150             50,480           56,810
       125,000                    33,990           45,320              56,650             64,855           73,060
       150,000                    41,490           55,320              69,150             79,230           89,310
       160,000                    44,490           59,320              74,150             84,980           95,810

           Benefits under the Retirement Plan are based on a straight life annuity assuming full benefit at age 65, no offsets, and covered compensation of $31,200 for a person age 65 in 1998. Compensation is currently limited to $160,000 by the Internal Revenue Code. The estimated annual benefit payable under the Retirement Plan upon retirement is $85,912 and $44,846 for Messrs. Dillon and Schwartz, respectively, credited with 40 years of service. Benefits are estimated on the basis that they will continue to receive, until age 65, covered salary in the same amount paid in 1998.

           SPLIT-DOLLAR INSURANCE PLAN. In addition to a group life insurance plan that is available to all full-time employees, the Bank offers a Split-Dollar Insurance Program to selected members of management. The insurance benefit under this program is equal to five times an officer's annual salary in effect at the time the officer is enrolled in the program. The Bank recovers its cost from each participant at retirement or from the proceeds of the policy if the participant dies before reaching retirement age.

           INCENTIVE STOCK OPTION PLAN. The company adopted the 1994 Incentive Stock Option Plan (the "Incentive Plan") effective May 1, 1994. The Incentive Plan makes available up to 200,000 shares of common stock for awards to key employees of the Company and its subsidiaries in the form of stock options, stock appreciation rights, and restricted stock (collectively, "Awards"). The purpose of the Incentive Plan is to promote the success of the Company and its subsidiaries by providing incentives to key employees that will promote the identification of their personal interests with the long-term financial success of the Company and with growth in shareholder value. The Incentive Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

           Under the terms of the Incentive Plan, the Compensation Committee of the Board of Directors of the Bank (the "Committee") administers the plan. The Committee will have the power to determine the key employees to whom Awards shall be made.

           Each Award under the Incentive Plan will be made pursuant to a written agreement between the Company and the recipient of the Award (the "Agreement"). In administering the Incentive Plan, the Committee will have the authority to determine the terms and conditions upon which Awards may be made and exercised, to determine terms and provisions of each Agreement, to construe and interpret the Incentive Plan and the Agreements, to establish, amend, or waive rules or regulations for the Incentive Plan's administration, to accelerate the exercisability of any Award, the end of any performance period, or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of the Incentive Plan.

           The Board may terminate, amend, or modify the Incentive Plan from time to time in any respect without shareholder approval, unless the particular amendment or modification requires shareholder approval under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations under Section 16 of the Securities Exchange Act of 1934 or pursuant to any other applicable laws, rules, or regulations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

           The Compensation Committee (the "Committee"), which is composed of non-employee Directors of the Company and the Bank listed below, recommends to the Board of Directors of the Bank (the "Board") the annual salary levels and any bonuses to be paid to the Bank's executive officers. The Committee also makes recommendations to the Board regarding the issuance of stock options and all other compensation related matters.

           Currently, the individuals serving as Chief Executive Officer and executive officers of the Company also serve in the same capacities, respectively, for the Bank. These officers are presently compensated for services rendered by them to the Bank, but not for services rendered by them to the Company.

           The primary objective of the Bank's executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Bank in a manner to promote its growth and profitability and advance the interest of the Company's stockholders. As such, the compensation program is designed to provide levels of compensation which are reflective of both the individual's and the organization's performance in achieving the organization's goals and objectives, both financial and non-financial, and in helping to build value for the Company's stockholders. Based on its evaluation of these factors, the Committee believes that the executive officers are dedicated to achieving significant improvements in long-term financial performance and that the compensation plans the Committee has implemented and administered have contributed to achieving this management focus.

           The principal elements of the Bank's compensation program include base annual salary, short-term incentive compensation under the Bank's Management Incentive Bonus Plan, and long-term incentives through the grants of stock options under the 1994 Incentive Stock Option Plan.

           In considering compensation for the Chief Executive Officer and the other executive officers, the Committee relied on compensation surveys and an evaluation of the officers' level of responsibility and performance. In 1998, the Committee used the following compensation surveys to assist in developing its recommendation on compensation: The SNL Executive Compensation Review; the Sheshunoff Bank Executive and Director Compensation Survey; and the Virginia Bankers Association's Salary Survey of Virginia Banks. The Committee believes that these are relevant and appropriate indicators of compensation paid by the Bank's competitors. The Committee received an evaluation by the Chief Executive Officer of the performance of the executive officers (other than the Chief Executive Officer) during 1998. The Committee evaluated the performance of the Chief Executive Officer based on the financial performance of the Company and the Bank, achievements in implementing the Bank's long-term strategy, and the personal observations of the Chief Executive Officer's performance by the members of the Committee. No particular weight was given to any particular aspects of the performance of the Chief Executive Officer, but his performance in 1998 was evaluated as outstanding, with the Company and the Bank achieving record earnings and significant progress being made on the Bank's long-term strategy.

           Based on the salary surveys and the performance evaluations, the Committee generally set base annual salaries for the Chief Executive Officer and the other executive officers in the median range of salaries contained in the various surveys for comparable positions.

           The Committee also reviewed each executive officer's performance and responsibility to assess the payment of short-term incentive compensation. The Committee uses the compensation surveys and takes into consideration the performance of the Bank relative to its peer group, taking into consideration profit growth, asset growth, return on equity, and return on assets. No particular weight is given to each of these elements. The cash bonuses were given based upon the role of such officers in the growth and profitability of the Bank in 1998.

           Each year, the Committee also considers the desirability of granting long-term incentive awards under the Company's 1994 Incentive Stock Option Plan. The Committee believes that grants of options focus the

Bank's senior management on building profitability and shareholder value. The Committee notes in particular its view that stock option grants afford a desirable long-term compensation method because they closely ally the interest of management with shareholder value. In fixing the grants of stock options with the senior management group, other than the Chief Executive Officer, the Committee reviewed with the Chief Executive Officer recommended individual awards, taking into account the respective scope of accountability and contributions of each member of the senior management group. The award to the Chief Executive Officer was fixed separately and was based, among other things, on the review of competitive compensation data from selected peer companies and information on his total compensation as well as the Committee's perception of his past and expected future contributions to the Company's achievement of its long-term goals.


                             COMPENSATION COMMITTEE

                           J. P. Causey Jr. - Chairman
                                 P. Loy Harrell
                               James H. Hudson III
                             Thomas B. Whitmore Jr.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           During 1998 and up to the present time, there were transactions between the Company's banking subsidiary and certain members of the Compensation Committee, or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involved more than the normal risk of collectibility or present other unfavorable features.

           None of the members of the Compensation Committee has served as an officer or employee of the Company or any of its affiliates. No director may serve as a member of the Committee if he is eligible to participate in the Incentive Plan or was at any time within one year prior to his appointment to the Committee eligible to participate in the Incentive Plan.

PERFORMANCE GRAPH

           The following graph compares the yearly cumulative total shareholder return on the Company's common stock with (1) the yearly cumulative total shareholder return on stocks included in the NASDAQ stock index and (2) the yearly cumulative total shareholder return on stocks included in the Independent Bank Index prepared by the Carson Medlin Company. The Independent Bank Index is the compilation of the total return to shareholders over the past 5 years of a group of twenty-three independent community banks located in the southeastern states of Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia.

           There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph below.

                                    [GRAPH]

                                                  C&F FINANCIAL CORPORATION
                                                 Five Year Performance Index

                                  1993      1994      1995      1996      1997      1998
                                  ----      ----      ----      ----      ----      ----
C&F FINANCIAL CORPORATION          100       120       124       117       167       247
INDEPENDENT BANK INDEX             100       119       151       191       280       296
NASDAQ INDEX                       100       98        138       170       209       293

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act requires directors, executive officers, and 10% beneficial owners of the Company's common stock to file reports concerning their ownership of common stock. Except as set forth below, the Company believes that its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 1998. The following persons inadvertently failed to file on a timely basis reports required by Section 16(a) as follows: James H. Hudson III, Sture
G. Olsson, J. P. Causey Jr., and William E. O'Connell Jr. each filed one report late involving one transaction. The required reports for these individuals were filed as of December 28, 1998.


                                  PROPOSAL TWO
             APPROVAL OF THE AMENDED AND RESTATED 1998 NON-EMPLOYEE
                        DIRECTOR STOCK COMPENSATION PLAN

           The C&F Financial Corporation 1998 Non-Employee Director Stock Compensation Plan (the "Plan") was adopted by the Board of Directors on August 18, 1998, to be effective on September 1, 1998. The Plan made available up to 25,000 shares of common stock for awards to non-employee directors of the Company and its wholly-owned subsidiary, Citizens and Farmers Bank (the "Bank"), in the form of stock options ("Awards"). As of February 22, 1999, 8,000 options to purchase company common stock were outstanding under the Plan.

           The Board of Directors voted on February 16, 1999 to amend the Plan to increase the number of shares of common stock authorized to be issued under the Plan to 150,000 shares of common stock, subject to shareholder approval of the Plan at the 1999 Annual Meeting.

           The principal features of the Plan, as amended, are summarized in the following paragraphs. This summary is subject, in all respects, to the terms of the Plan. The Company will provide promptly, upon request and without charge, a copy of the full text of the Plan to each person to whom a copy of this Proxy Statement is delivered. Requests should be directed to the Chief Financial Officer of the Company at Eighth and Main Streets, West Point, Virginia 23181.

           PURPOSE. The purpose of the Plan is to promote a greater identity of interest between non-employee directors of the Company and the Bank and the Company's shareholders by increasing the participation of such directors' proprietary interest in the Company through the receipt of Awards.

           ADMINISTRATION. Under the terms of the Plan, one or more persons who are employees of the Company and directors of the Board (the "Employee Directors"), and such additional employees as the Employee Directors shall designate, will be appointed to administer the Plan.

           ELIGIBILITY. All non-employee directors of the Company and the Bank ("Non-Employee Directors") are eligible for Awards under the Plan. Non-Employee Directors serving on both the Board of the Company and the Bank will be entitled to receive only one Award under the Plan per year.

           OPTIONS. The stock options awarded under the Plan will not constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the stock options will be non-qualified stock options ("NQSOs") and will be subject to taxation under Section 83 of the Code.

           Commencing on September 1, 1998 and on May 1 of each succeeding year ending in the year 2008 or until there are insufficient shares of common stock available for the grant of Awards in accordance with the terms of the Plan, each Non-Employee Director will automatically receive an Award of 1,000 stock options. At the discretion of the Board, the number of shares subject to the automatic option may be increased up to 250 shares per year per participant, on a cumulative basis, during the term of the Plan, subject to a maximum of 2,000 shares granted per year per participant.

           Awards are not exercisable until April 30 in the calendar year following its date of grant. However, an Award will be immediately exercisable if the Non-Employee Director's membership on the board of directors of the Company or the Bank terminates as a result of retirement in accordance with the Company's or the Bank's policies, death, or disability (as defined in Section 22(e)(3) of the Code). An Award will be forfeited if, as of the termination of the Non-Employee Director's membership on the board of directors of the Company or the Bank, the Award is not then exercisable and such termination occurs for any reason other than the Non-Employee Director's retirement in accordance with the Company's or the Bank's policies, death, or disability (as defined above). An Award may be exercised with respect to any number of whole shares less than the full number for which the Award could be exercised.

           The option exercise price will be the closing price (or, if there are not trades on the date of grant, then the next preceding date that a closing price is available) of the common stock as reported on NASDAQ (or other applicable listing service or exchanges used by the Company) on the Award's date of grant ("Fair Market Value"), or if in the judgment of the Board there is insufficient recent trading activity to warrant determination of the Fair Market Value solely on the basis of such closing prices on the listing service or exchange, then the Fair Market Value will be determined as of the date of grant in good faith by the Board.

           Unless otherwise provided by the option agreement, upon the exercise of an Award, in whole or in part, optionees must tender cash or a cash equivalent to the Company in payment for the common stock purchased. In addition, all or part of the option price may be paid by surrendering shares of common stock to the Company. If common stock is used to pay all or part of the option price, the shares surrendered must have a Fair Market Value that is not less than such price or part thereof.

           No stock option will be exercisable after ten years from the date of grant.

           SHARES SUBJECT TO THE PLAN. Up to 150,000 shares of common stock may be issued under the Plan. Except as set forth below, shares of common stock issued in connection with the exercise of, or as other payment for an Award will be charged against the total number of shares issuable under the Plan. If any Award terminates, in whole or in part, for any reason other than as a result of being exercised, the common stock subject to such Award will be available for further Awards.

           In order to reflect such events as stock dividends, stock split-ups, subdivisions or consolidations of shares of common stock, or transactions to which Section 424 of the Code applies, the Employee Directors will adjust the aggregate number of shares from which grants or awards may be made and the terms of each outstanding Award.

           CHANGE IN CONTROL. In order to maintain all the participants' rights in the event of a Change in Control of the Company (as that term is defined in the Plan), the Employee Directors, as constituted before such Change in Control, may take in its sole discretion any one or more of the following actions either at the time an Award is made or any time thereafter: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Awards so that such Award may be exercised or realized in full on or before a date initially fixed by the Employee Directors; (ii) provide for the purchase or settlement of any such Award by the Company, upon the participant's request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such participant's rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Employee Directors deem appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.

           CERTAIN FEDERAL INCOME TAX CONSEQUENCES. A participant will not recognize income on the grant of a NQSO, but generally will recognize income upon the exercise of a NQSO. The amount of income recognized upon the exercise of a NQSO will be measured by the excess, if any, of the Fair Market Value of the shares at the time of exercise over the exercise price.

           In the case of ordinary income recognized by an optionee as described above in connection with the exercise of a NQSO, the Company will be entitled to a deduction in the amount of ordinary income so recognized by the optionee, provided the Company satisfies certain federal income tax withholding requirements.

           AMENDMENT AND TERMINATION OF THE PLAN. The Board of Directors may amend the Plan from time to time without the consent of the shareholders or optionees. If the Board determines that shareholder approval is required and the Plan is submitted for such approval and adopted, then no subsequent amendment may become effective until shareholder approval is obtained if the amendment materially increases the total number of shares of the common stock available for grant under the Plan, materially modifies the class of eligible individuals under the Plan, or materially increases the benefits to participants under the Plan. No amendment will, without the participant's consent, adversely affect any rights of such participant under any Award outstanding at the time such amendment is made.

           The Board may terminate the Plan at any time. The Plan will terminate automatically, without any action of the Board, if, on any date of grant, there are insufficient shares available for the grant of Awards in accordance with the terms of the Plan.

           VOTE REQUIRED. The affirmative vote of the holders of a majority of the common stock cast at the Annual Meeting, assuming a quorum is present, is required to ratify and approve the Plan including the options previously granted thereunder.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ADOPTION OF THE PROPOSED PLAN.


                                 PROPOSAL THREE
          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

           The Board of Directors, subject to ratification by the shareholders, has appointed Yount, Hyde & Barbour, P.C. as independent public accountants for the current fiscal year ending December 31, 1999.

           A representative of Yount, Hyde & Barbour, P.C. will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to appropriate questions from the shareholders. Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the independent public accountants of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS INDEPENDENT PUBLIC ACCOUNTANTS.


                                 OTHER BUSINESS

           As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

           Proposals of shareholders intended to be presented at the 2000 Annual Meeting must be received by the Company no later than November 20, 1999. Under applicable law, the Board of Directors need not include an otherwise appropriate shareholder proposal (including any shareholder nominations for director candidates) in its proxy statement or form of proxy for that meeting unless the proposal is received by the Company's Secretary, at the Company's principal office in West Point, Virginia, on or before the date set forth above.

                                          By Order of the Board of Directors


                                          /s/ Gari B. Sullivan
                                          -----------------------------
                                          Gari B. Sullivan
                                          SECRETARY



West Point, Virginia
March 15, 1999

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K REPORT (INCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1998, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST DIRECTED TO THE COMPANY'S SECRETARY AS SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                           C&F FINANCIAL CORPORATION
          This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints Larry G. Dillon and James H. Hudson III, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of the Company standing in the name of the undersigned as of February 22, 1999, at the annual meeting of shareholders to be held Tuesday, April 20, 1999 - 3:30 p.m. at the Father van den Boogaard Center, 3510 King William Avenue, West Point, Virginia, or any adjournments thereof, on each of the following matters. This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each proposal and on other matters at the discretion of the proxy agents.

                  (Continued and to be signed on Reverse Side)

                Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example.




         FOR
     all nominees
(except as marked to the           WITHHELD
  contrary below.)             from all nominees

1. To elect two Class    [  ]       [    ]                      Nominees:
   III directors to serve
   until the 2002 Annual Meeting of Shareholders, or until their    J.P. Causey Jr.
   successors are elected and qualified, as instructed below.       William E. O'Connell Jr.
(Instruction: To withhold authority to vote for any nominee(s), write that nominee(s) name on the space provided below.)

_______________________________________________________________


                                                                                FOR              AGAINST               ABSTAIN

2. Proposal to approve the Company's Amended and Restated 1998 Non-Employee     [  ]              [  ]                   [  ]
   Director Stock Compensation Plan.

3. Proposal to ratify the appointment of Yount, Hyde & Barbour, P.C. as         [  ]              [  ]                   [  ]
   independent public accountants of the Company for 1999.

4. The transaction of any other business as may properly come before the Annual Meeting or any adjournment thereof. Management presently knows of no other business to be presented at the Annual Meeting.

Meeting Attendance
I plan to attend the annual meeting on Tuesday, April 20th, 1999 at the location printed on the back. I will also note the number of attendees.

                                                                         Will   [  ]                          Will not   [  ]
                                                                        Attend                                 Attend
                                                                       Meeting                                Meeting

                                                                       Number of Attendees

                                                                       _____________________________

Signature___________________________  _______________________          Dated _____________________________, 1999

NOTE: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
